UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
August 11, 2015 (August 11, 2015)

NATIONAL HEALTH INVESTORS, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-10822	62-1470956
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

222 Robert Rose Drive, Murfreesboro, TN 37129
(Address of principal executive offices)

(615) 890-9100
(Registrant's telephone number, including area code)

Not Applicable
(Former name, former address and former fiscal year,
if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)    The Company announced today the resignation of Justin Hutchens, President and Chief Executive Officer, effective August 11, 2015, to become the Executive Vice President and Chief Investment Officer - Senior Housing and Care of HCP. Mr. Hutchens will also resign his position as a member of the Company's board of directors. Mr. Hutchens will remain at NHI through August to ensure a smooth transition amid his departure.

(c)    The Company also announced today the appointment of Eric Mendelsohn as interim President and CEO while the Company conducts a search of internal and external candidates to replace Mr. Hutchens. Mr. Mendelsohn has been serving as the Executive Vice-President of Corporate Finance. In connection with his appointment as Interim CEO, Mr. Mendelsohn’s base annual salary is being increased to $286,841.

Mr. Mendelsohn has over 15 years of healthcare real estate and financing experience. Previously, Eric was with Emeritus Senior Living for nine years, most recently as a Senior Vice President of Corporate Development, where he was responsible for the financing and acquisition of assisted living properties, home health care companies and executing corporate finance strategies. Prior to Emeritus, Eric was with the University of Washington as a Transaction Officer where he worked on the development, acquisition and financing of research, clinic and medical properties. Prior to that, Eric was a practicing transaction attorney, representing lenders and landlords. Eric has a BS from American University in International Relations, a Law Degree from Pepperdine University, and a Masters (LLM) in Banking and Finance from Boston University. Eric is a member of the Florida and Washington State Bar Associations.

A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

ITEM 9.01	Financial Statements and Exhibits.

(c)	Exhibits

99.1	Press release, dated August 11, 2015, announcing the departure of J. Justin Hutchens and the appointment of Eric Mendelsohn as interim Chief Executive Officer.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NATIONAL HEALTH INVESTORS, INC.

By: /s/Eric Mendelsohn
Name: Eric Mendelsohn
Title: Interim Chief Executive Officer

Date:    August 11, 2015